Exhibit 99.1

Allison Transmission Announces Third Quarter 2017 Results

•	Net Sales $595 million, GAAP Net Income $111 million, Adjusted EBITDA $241 million, GAAP Net Cash Provided by Operating Activities $215 million, Adjusted Free Cash Flow $195 million

INDIANAPOLIS, October 30, 2017 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the third quarter of $595 million, a 37 percent increase from the same period in 2016. The increase in net sales was principally driven by higher demand in the North America On-Highway, Service Parts, Support Equipment & Other and Global Off-Highway end markets.

Net Income for the quarter was $111 million compared to $45 million for the same period in 2016. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $241 million, or 40.5 percent of net sales, compared to $151 million, or 34.7 percent of net sales, for the same period in 2016. Net Cash Provided by Operating Activities for the quarter was $215 million compared to $128 million for the same period in 2016. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $195 million compared to $115 million for the same period in 2016.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s third quarter 2017 results exceeded the guidance ranges we provided to the market on July 31 principally driven by stronger than anticipated demand for North America service parts and North America Off-Highway products.” Dewey continued, “Allison has demonstrated solid operating margins and free cash flow through the first half of the year, I am pleased to report that this trend continued in the third quarter. Margins and Net Cash Provided by Operating Activities for the third quarter approached all-time highs, while the company maintained its well-defined approach to capital structure and allocation. During the third quarter, we settled $239 million of share repurchases, paid a dividend of $0.15 per share and completed an offering of $400 million in senior notes due in 2027. Given third quarter 2017 results and current end markets conditions, we are raising our full year 2017 net sales guidance from an increase in the range of 15 to 17 percent to an increase in the range of 21 to 22 percent.”

Third Quarter Net Sales by End Market

End Market	Q3 2017 Net Sales ($M)	Q3 2016 Net Sales ($M)	% Variance
North America On-Highway	$282	$224	26%
North America Electric Hybrid-Propulsion Systems for Transit Bus	$19	$8	138%
North America Off-Highway	$17	$1	1600%
Defense	$35	$25	40%
Outside North America On-Highway	$89	$78	14%
Outside North America Off-Highway	$14	$2	600%
Service Parts, Support Equipment & Other	$139	$96	45%

Total Net Sales	$595	$434	37%

Third Quarter Highlights

North America On-Highway end market net sales were up 26 percent from the same period in 2016 principally driven by higher demand for Rugged Duty Series and Highway Series models and down 6 percent on a sequential basis principally driven by lower demand for Rugged Duty Series, Pupil Transport/Shuttle and Highway Series models.

North America Electric Hybrid-Propulsion Systems for Transit Bus end market net sales were up $11 million from the same period in 2016 and up $4 million sequentially, in both cases principally driven by the timing of certain transit property orders.

North America Off-Highway end market net sales were up $16 million from the same period in 2016 and up $12 million on a sequential basis, in both cases principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were up $10 million from the same period in 2016 and up $5 million sequentially, in both cases principally driven by higher demand.

Outside North America On-Highway end market net sales were up 14 percent from the same period in 2016 principally driven by higher demand in Asia and Europe and up 5 percent on a sequential basis principally driven by higher demand in Europe.

Outside North America Off-Highway end market net sales were up $12 million from the same period in 2016 principally driven by improved demand in the mining and energy sectors, and up $4 million sequentially principally driven by improved demand in the mining sector.

Service Parts, Support Equipment & Other end market net sales were up 45 percent from the same period in 2016 principally driven by higher demand for North America Off-Highway service parts, global On-Highway service parts and global support equipment, and up 2 percent on a sequential basis principally driven by higher demand for global On-Highway service parts.

Gross profit for the quarter was $302 million, an increase of 48 percent from $204 million for the same period in 2016. Gross margin for the quarter was 50.8 percent, an increase of 370 basis points from a gross margin of 47.1 percent for the same period in 2016. The increase in gross profit from the same period in 2016 was principally driven by increased net sales and price increases on certain products partially offset by unfavorable material costs, higher manufacturing expense commensurate with increased net sales and higher incentive compensation expense.

Selling, general and administrative expenses for the quarter were $78 million, a decrease of $1 million from $79 million for the same period in 2016. The decrease was principally driven by favorable product warranty adjustments partially offset by increased commercial activities spending and higher incentive compensation expense.

Engineering – research and development expenses for the quarter were $26 million, an increase of $5 million from $21 million for the same period in 2016. The increase was principally driven by increased product initiatives spending.

Net income for the quarter was $111 million compared to $45 million for the same period in 2016. The increase was principally driven by increased gross profit, 2016 expense for previously recorded deferred financing costs as a result of the long-term debt refinancing and favorable product warranty adjustments partially offset by increased income tax expense, higher incentive compensation expense, increased interest expense and increased product initiatives and commercial activities spending.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $241 million, or 40.5 percent of net sales, compared to $151 million, or 34.7 percent of net sales, for the same period in 2016. The increase in Adjusted EBITDA was principally driven by increased net sales, price increases on certain products and favorable product warranty adjustments partially offset by higher incentive compensation expense, unfavorable material costs, increased manufacturing expense commensurate with increased net sales, and increased product initiatives and commercial activities spending.

Adjusted Free Cash Flow for the quarter was $195 million compared to $115 million for the same period in 2016, an increase of $80 million. The increase was principally driven by increased gross profit, increased accounts payable, increased deferred revenue and decreased cash interest expense partially offset by increased cash income taxes, and increased capital expenditures.

Full Year 2017 Guidance Update

Our updated full year 2017 guidance includes a year-over-year net sales increase in the range of 21 to 22 percent, Adjusted EBITDA margin in the range of 37.75 to 38.75 percent, Adjusted Free Cash Flow in the range of $510 to $530 million, capital expenditures in the range of $90 to $95 million, which includes maintenance spending of approximately $85 million, and cash income taxes in the range of $105 to $115 million.

Allison’s full year 2017 net sales guidance reflects stronger demand for North America Off-Highway service parts, Global On-Highway products and Global Off-Highway products. Our full year 2017 net sales outlook also assumes price increases on certain products.

Although we are not providing specific fourth quarter 2017 guidance, Allison does expect fourth quarter net sales to be up from the same period in 2016 and down sequentially.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, October 31 to discuss its third quarter 2017 results. The dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on October 31 until 11:59 p.m. ET on November 7. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13670855.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,600 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; uncertainty in the global regulatory and business environments in which we operate; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

This press release also contains forward-looking estimates of non-GAAP Adjusted EBITDA Margin and Adjusted Free Cash Flow for fiscal year 2017. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted EBITDA Margin to a forward-looking estimate of GAAP Net Income because certain information needed to make a reasonable forward-looking estimate of GAAP Net Income is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, investments, intangibles or goodwill) and unanticipated non-recurring items not reflective of ongoing operations. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted Free Cash Flow to a forward-looking estimate of GAAP Net Cash Provided by Operating Activities because certain information needed to make a reasonable forward-looking estimate of GAAP Net Cash Provided by Operating Activities is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated non-recurring items.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net sales	$595	$434	$1,674	$1,371
Cost of sales	293	230	831	725

Gross profit	302	204	843	646
Selling, general and administrative	78	79	245	240
Engineering - research and development	26	21	74	64

Operating income	198	104	524	342
Interest expense, net	(26)	(22)	(78)	(84)
Expenses related to long-term debt refinancing	—	(12)	—	(12)
Other (expense) income, net	(2)	1	(3)	1

Income before income taxes	170	71	443	247
Income tax expense	(59)	(26)	(154)	(93)

Net income	$111	$45	$289	$154

Basic earnings per share attributable to common stockholders	$0.75	$0.27	$1.91	$0.91

Diluted earnings per share attributable to common stockholders	$0.75	$0.27	$1.90	$0.91

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$210	$205
Accounts receivable	271	197
Inventories	156	126
Other current assets	28	20

Total Current Assets	665	548
Property, plant and equipment, net	456	464
Intangible assets, net	1,175	1,242
Goodwill	1,941	1,941
Other non-current assets	24	24

TOTAL ASSETS	$4,261	$4,219

LIABILITIES
Current Liabilities
Accounts payable	$184	$128
Product Warranty Liability	22	25
Current portion of long-term debt	12	12
Deferred revenue	33	27
Other current liabilities	193	150

Total Current Liabilities	444	342
Product Warranty Liability	27	38
Deferred Revenue	75	66
Long-term debt	2,536	2,147
Deferred income taxes	393	312
Other non-current liabilities	231	233

TOTAL LIABILITIES	3,706	3,138
TOTAL STOCKHOLDERS’ EQUITY	555	1,081

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,261	$4,219

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$215	$128	$492	$416
Net cash used for investing activities (a)	(20)	(15)	(43)	(37)
Net cash used for financing activities	(71)	(313)	(447)	(466)
Effect of exchange rate changes in cash	1	—	3	—

Net increase (decrease) in cash and cash equivalents	125	(200)	5	(87)
Cash and cash equivalents at beginning of period	85	365	205	252

Cash and cash equivalents at end of period	$210	$165	$210	$165

Supplemental disclosures:
Interest paid	$16	$21	$71	$64
Income taxes paid	$31	$2	$65	$10
(a) Additions of long-lived assets	$(20)	$(14)	$(40)	$(36)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Nine months ended
	Sepember 30,		September 30,
	2017	2016	2017	2016
Net income (GAAP) plus:	$111	$45	$289	$154
Income tax expense	59	26	154	93
Interest expense, net	26	22	78	84
Amortization of intangible assets	22	23	67	69
Depreciation of property, plant and equipment	21	21	60	63
Stock-based compensation expense (a)	2	2	8	6
Dual power inverter module units extended coverage (b)	(2)	—	(2)	1
Unrealized loss (gain) on foreign exchange (c)	2	(1)	1	1
Technology-related investment expense (d)	—	1	3	1
Expenses related to long-term debt refinancing (e)	—	12	—	12
Unrealized gain on commodity hedge contracts (f)	—	—	—	(2)
Stockholder activism expenses (g)	—	—	—	4

Adjusted EBITDA (Non-GAAP)	$241	$151	$658	$486

Net sales (GAAP)	$595	$434	$1,674	$1,371
Adjusted EBITDA margin (Non-GAAP)	40.5%	34.7%	39.3%	35.4%
Net Cash Provided by Operating Activities (GAAP)	$215	$128	$492	$416
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(20)	(14)	(40)	(36)
Stockholder activism expenses (g)	—	—	—	4
Excess tax benefit from stock-based compensation (h)	—	1	—	1

Adjusted Free Cash Flow (Non-GAAP)	$195	$115	$452	$385

(a)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents an adjustment (recorded in Selling, general and administrative) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(c)	Represents losses (gains) (recorded in Other (expense) income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents a charge (recorded in Other (expense) income, net) for investments in co-development agreements to expand our position in transmission technologies.
(e)	Represents expenses related to the refinancing of Allison Transmission, Inc.’s, our wholly owned subsidiary, Senior Secured Credit Facility in the third quarter of 2016.
(f)	Represents unrealized gains (recorded in Other (expense) income, net) on the mark-to-market of our commodity hedge contracts.
(g)	Represents expenses (recorded in Selling, general and administrative) directly associated with stockholder activism activity including the notice, and subsequent withdrawal, of director nomination and governance proposals by Ashe Capital Management, LP.
(h)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.